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                                                                   Exhibit 10.14

             H.B. Fuller Company Annual and Long-Term Incentive Plan
                              H. B. Fuller Company
                           Effective November 14, 2002

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Contents

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Article 1. Establishment, Purpose, and Duration                             2

Article 2. Definitions                                                      2

Article 3. Administration                                                   4

Article 4. Maximum Awards                                                   4

Article 5. Eligibility and Participation                                    4

Article 6. Performance Unit/Stock Incentive Awards                          5

Article 7. Performance Measures                                             5

Article 8. Covered Employee Incentive Pool                                  6

Article 9. Beneficiary Designation                                          6

Article 10. Deferrals                                                       7

Article 11. Rights of Participants                                          7

Article 12. Amendment, Modification, Suspension, and Termination            7

Article 13. Withholding                                                     7

Article 14. Successors                                                      7

Article 15. General Provisions                                              8


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             H.B. Fuller Company Annual and Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration
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         1.1 Establishment. H. B. Fuller Company, a Minnesota corporation
(hereinafter referred to as the "Company"), establishes an incentive compensation plan to be known as the H. B. Fuller Company Annual and Long-Term Incentive Plan (hereinafter referred to as the "Plan"), as set forth in this document.

         The Plan permits the grant of Performance Unit Awards and Covered Employee Annual Incentive Awards, and sets forth the conditions to qualify Stock Incentive Awards granted under the H. B. Fuller Company Year 2000 Stock Incentive Plan as Performance-Based Compensation.

         The Plan shall become effective as of November 14, 2002 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

         1.2 Purpose of the Plan. The purpose of the Plan is to promote the short- and long-term interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate, and retain Employees of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend.

      1.3 Duration of the Plan. The Plan shall commence as of the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 12 hereof.

Article 2. Definitions
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         Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

         2.1 "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

         2.2 "Award" means, individually or collectively, Performance Unit Awards and Covered Employee Annual Incentive Awards granted under the Plan, and Stock Incentive Awards granted under the H.B. Fuller Company Year 2000 Stock Incentive Plan.

         2.3 "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing an Award. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

         2.4 "Board" or "Board of Directors" means the Board of Directors of the Company.

         2.5 "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

         2.6 "Committee" means the Compensation Committee or such other committee of Directors designated by the Board to administer the Plan.

         2.7 "Company" means H. B. Fuller Company, a Minnesota corporation, and any successor thereto as provided in Article 14 herein.

         2.8 "Covered Employee" means a Participant who is a "Covered Employee," as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.


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         2.9      "Covered Employee Annual Incentive Award" means an award
                  granted to a Covered Employee under the Plan evidencing the right to receive a cash payment in any Plan Year, as described in Article 8 herein.

         2.10 "Director" means any individual who is a member of the Board of Directors of the Company.

         2.11 "Employee" means any employee of the Company and/or its Affiliates.

         2.12 "Extraordinary Items" means extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year.

         2.13 "Operating Cash Flow" means net cash flow provided operating activities computed in accordance with generally accepted accounting principles and reported in the Company's annual report.

         2.14 "Operating Income" means gross profit less selling, administration, and other expenses computed in accordance with generally accepted accounting principles and reported in the Company's annual report. Operating Income shall be determined exclusive of the effects of Restructuring Programs.

         2.15 "Participant" means an Employee of the Company who has been selected to receive an Award or whom has an outstanding Award granted under the Plan.

         2.16 "Stock Incentive Award" means an award that is granted pursuant to the H. B. Fuller Company Year 2000 Stock Incentive Plan and that is qualified as Performance-Based Compensation.

         2.17 "Performance-Based Compensation" means an Award that is qualified as performance-based compensation under Code Section 162(m).

         2.18 "Performance Measures" means measures as described in Article 7, the attainment of which may determine the degree of payout and/or vesting with respect to Stock Incentive Awards or Performance Unit Awards.

         2.19 "Performance Period" means the period of time during which the performance objectives must be met in order to determine the degree of payout and/or vesting with respect to a Stock Incentive Award or a Performance Unit Award.

         2.20 "Performance Unit" means a unit granted under this Plan evidencing the right to receive cash payment or payments at some future date or dates, as described in Article 6 herein.

         2.21 "Performance Unit Award" means an award of Performance Units granted to a Participant under this Plan, as described in
                  Article 6 herein.

         2.22     "Plan Year" means the Company's fiscal year.

         2.23 "Restructuring Programs" means unusual and/or nonrecurring items of gain or loss due to a plan of reorganization or restructuring, as enumerated in the footnote entitled "Restructuring and Other Related Costs" in the Company's annual report.

         2.24 "Share" means a Share of common stock of the Company, $1.00 par value per Share.



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Article 3. Administration
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         3.1 General. The Committee shall be responsible for administering the
Plan. The Committee may employ attorneys, consultants, accountants, and other persons, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

         3.2 Authority of the Committee. Subject to the terms of this Plan and applicable law, the Committee shall have full power and authority to: (i) determine when Awards will be granted; (ii) select the Participants; (iii) determine the number of Awards to be granted to each Participant under this Plan; (iv) determine the terms and conditions of the Awards and the Award Agreements; (v) determine whether the Performance Measures and other conditions to the payment of the Awards have been met; (vi) determine whether payment of the Awards will be made at the end of the Performance Period or deferred; (vii) determine whether Awards or payment of Awards shall be reduced or eliminated;
(viii) amend or waive the terms and conditions of any Award Agreement; (ix) determine whether, to what extent and under what circumstances Awards may be cancelled, forfeited, or suspended; (x) interpret and administer this Plan and any instrument or agreement relating to this Plan; (xi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

         3.3 Delegation. The Committee may delegate to one or more of its members or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following: (a) designate Employees of the Company and/or its Affiliates to be recipients of Awards; and (b) determine the size of the Award; provided, however, the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is a Covered Employee.

Article 4. Maximum Awards
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         Unless and until the Committee determines that an Award to a Covered
Employee shall not be designed to qualify as Performance-Based Compensation, the following limits ("Award Limits") shall apply to grants of such Awards under the
Plan:

         (a) Stock Incentive Awards: The maximum aggregate amount payable to any one Participant in any one Plan Year, pursuant to the terms of a Stock Incentive Award or Awards, shall not exceed one hundred thousand (100,000) Shares, or an amount equal to the value of one hundred thousand (100,000) Shares.

         (b) Performance Unit Awards: The maximum aggregate amount payable to any one Participant in any one Plan Year, pursuant to the terms of a Performance Unit Award or Awards, shall not exceed five million ($5,000,000) dollars.

         (c) Covered Employee Annual Incentive Award. The maximum aggregate amount payable to any one Participant in any one Plan Year with respect to a Covered Employee Annual Incentive Award shall be determined in accordance with Article 8.

Article 5. Eligibility and Participation
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         5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees of the Company.

         5.2 Actual Participation. Subject to the provisions of the Plan, the Committee shall select from all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award.


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Article 6. Performance Unit/Stock Incentive Awards
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         6.1 Grant of Performance Unit/Stock Incentive Awards. Subject to the
terms of the Plan or the H. B. Fuller Company Year 2000 Stock Incentive Plan, as applicable, Performance Unit Awards and/or Stock Incentive Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

         6.2 Value of Performance Unit/Stock Incentive Awards. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or size of the Performance Unit Awards and Stock Incentive Awards that will be paid out to, or vested in, the Participant.

         6.3 Earning of Performance Unit/Stock Incentive Awards. After the applicable Performance Period has ended, the value and/or size of the Performance Unit Awards and Stock Incentive Awards earned by the Participant over the Performance Period, shall be determined as a function of the extent to which the corresponding performance goals have been achieved.

         6.4 Form and Timing of Payment of Performance Unit/Stock Incentive Awards. Payment of earned Performance Unit Awards and Stock Incentive Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. The Committee, in its sole discretion, may pay earned Performance Unit Awards in cash and Stock Incentive Awards according to the terms of the H.
B. Fuller Company Year 2000 Stock Incentive Plan, equal to the value earned under the applicable Award Agreement at the close of the applicable Performance Period. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

         6.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain the Performance Unit Awards and/or Stock Incentive Awards following termination of the Participant's employment with the Company or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Unit or Stock Incentive Awards, and may reflect distinctions based on the reasons for termination.

         6.6 Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Unit Awards and Stock Incentive Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 7. Performance Measures
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         Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 7, the performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 8) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance
Measures:

         (a)      Earnings per share (EPS);
         (b)      Return on equity (ROE);
         (c)      Economic Value Added (EVA(R));
         (d)      Stock price;
         (e)      Return on investment (ROI);
         (f)      Return on invested capital (ROIC);
         (g)      Return on assets (ROA);
         (h)      Cash flow;
         (i)      Pre-tax income;
         (j)      Net revenue;
         (k)      Return on sales (ROS);
         (l)      Total shareholder return (TSR); and
         (m)      Value creation sum.


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         Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or any measured improvement (actual or relative) of any of the above Performance Measures, as the Committee may deem appropriate. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7.

         The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

         Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward.

         In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

Article 8. Covered Employee Incentive Pool
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         The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to the greater of: (i) five percent (5%) of the Company's Operating Income for the Plan Year, or (ii) five percent (5%) of the Company's Operating Cash Flow. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may the incentive pool percentage for any one Covered Employee exceed seventy-five percent (75%) of the total pool.

         As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate the Covered Employee's allocated portion of the incentive pool based upon the percentage established at the beginning of the Plan Year. The Covered Employee's incentive award then shall be determined by the Committee based on the Covered Employee's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee's allocated portion.

Article 9. Beneficiary Designation
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         Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.


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Article 10. Deferrals
---------------------
         The Committee may permit or require a Participant to defer such Participant's receipt of an Award that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or performance goals with respect to Stock Incentive Awards, Performance Unit Awards, and Covered Employee Annual Incentive Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 11. Rights of Participants
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         11.1 Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant's employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment for any specified period of time.

         Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Affiliates and, accordingly, subject to Article 3 and Article 12, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Affiliates.

         11.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 12. Amendment, Modification, Suspension, and Termination
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         12.1 Amendment, Modification, Suspension, and Termination. The
Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part. No amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

         12.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 13. Withholding
-----------------------
         13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

         13.2 Share Withholding. With respect to withholding required upon the achievement of performance goals related to Stock Incentive Awards, the Committee may permit the Participant subject to any restrictions or limitations that the Committee, in its sole discretion deems appropriate, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

Article 14. Successors
----------------------
         All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.


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Article 15. General Provisions
------------------------------
         15.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

         15.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

         15.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         15.4 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         15.5 Securities Law Compliance. Transactions under this Plan are intended to comply with all applicable securities laws. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         15.6 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to ERISA.

         15.7 Retirement and Welfare Plans. The value of compensation paid under this Plan will not be included as "compensation" for purposes of computing the benefits payable to any Participant under the Company's retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant's benefit.

         15.8 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Minnesota, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

         15.9 Plan Approval. This Plan shall become effective upon adoption of the Plan by the Board or shareholder approval of such Plan, whichever occurs first.


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